Exhibit 99.1
Hillman Receives Extension Letter from American Stock Exchange
      CINCINNATI, November 9, 2007 /PRNewswire-FirstCall/ -- The Hillman Companies, Inc. (Amex: HLM_P) today announced it has received a letter from the American Stock Exchange (“AMEX”) dated November 5, 2007, granting The Hillman Companies, Inc. an extension until January 3, 2008 in order to regain compliance with Rule 121 of the American Stock Exchange Company Guide. This rule requires the Company to have at least three members on its Audit Committee. The Company currently has only two members on its Audit Commitee as a result of a director resignation in July 2007.
      For more information on the Company, please visit our website at http://hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 2084.